Steel Giants Advisors LLC

October 24, 2025

Bio-Path Holdings, Inc.

4710 Bellaire Boulevard, Suite 210

Bellaire, TX 77401

Attn: Vikram Grover, CEO Dear Mr. Grover:

The purpose of this letter is to confirm the understanding and agreement (the "Agreement") between Steel Giants Advisors LLC ("SGA") and Bio-Path Holdings, Inc. (the "Company"), regarding the retention of SGA by the Company to analyze its business operations, capital structure, shareholder base, and on and off balance sheet liabilities for the purpose of restructuring, curing default deficiencies, and developing exit strategies.

Scope of Services

The Company hereby engages SGA in connection with Company’s desired consulting services specific to the requirement of management and the board of directors.

Under this Consulting Agreement, SGA will provide services to the Company as follows:

•         Assist in making required filings with the Securities and Exchange Commission;

•          Development of workout plan;

•          Negotiation and proposal of settlements with creditors;

•          Assistance in assessing status of current operations;

•          Referral of new business opportunities;

•          Support in integration and support of future operations;

Fees & Expenses

The Company agrees to pay the following fees to SGA for its services.

•          Monthly Retainer. $10,000.00 cash;

•          Expenses. To be pre-approved by the Company,

•          Equity: The Company will issue cashless exercise warrants struck with a strike price of 0.0001, representing a 19.90% economic and voting interest.

All cash payments under this Agreement shall be made in U.S. dollars and without withholding or deduction of any tax, assessment or other governmental charges unless required by law. Until further notice, payments should be made payable and wired in equal amounts to the following two parties:

At signature of this agreement, $10,000 is due and payable as follows:

Steel Giants Advisors, LLC Grasshopper Bank

261 5th Ave

Suite 610

New York, NY 10016

Account Number: XXXXXXXXX

Routing Number: 02601XXXX

Other Terms

Information. The Company will furnish or cause to be furnished to SGA, such information, as SGA believes appropriate to its assignment (all such information so furnished being the "Information"). The Company recognizes and confirms that SGA (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information, (c) is entitled to rely upon the Information without independent verification and (d) will not make an appraisal of any assets in connection with its assignment

Exclusivity. Upon engagement, SGA will be the exclusive financial advisor unless the Company and SGA mutually agree to engage additional consultants.

Confidentiality. Except as contemplated by the terms hereof or as required by applicable law or legal process, SGA shall keep confidential all non-public information provided to it by or at the request of the Company, and shall not disclose such information to any third party or to any of its employees or advisors except to those persons who have a need to know such information in connection with SGA's performance of its responsibilities hereunder. The Company understands that any documents, presentations or analyses prepared by SGA are proprietary and SGA is under no obligation to provide (by e-mail, floppy disk or otherwise) either the Company or its assigns with the computer files of such work product. Except as required by applicable law, any advice to be provided by SGA under this Agreement shall not be disclosed publicly or made available to third parties without the prior written consent of SGA. In addition, SGA may not be otherwise publicly referred to without its prior written consent. All services, advice and information and reports provided by SGA to the Company in connection with this assignment shall be for the sole benefit of the Company and shall not be relied upon by any other person.

Indemnity. The Company acknowledges and agrees that SGA has been employed to act solely as an advisor for strategic planning to the Company. In such capacity, SGA shall act as an independent contractor, and any duties of SGA arising out of its engagement pursuant to this Agreement shall be owed solely to the Company. The Company agrees to indemnify SGA in accordance with the indemnification agreement attached as Exhibit A.

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Dispute Resolution. All disputes, controversies or differences which may arise between consultant and the Company out of or in connection with this Agreement, or the breach hereof, which cannot be resolved after good faith attempts to reach an amicable solution, shall be adjudicated in the state and federal courts in the appropriate venue in the state of Pennsylvania, and such courts shall be the sole and exclusive forums to resolve any controversies arising out of or related to this Agreement.

Term & Termination. The term of SGA's Agreement hereunder shall extend from the date hereof through June 30, 2026 (the "Expiration Date") and will be automatically renewed on a monthly basis until canceled in writing by either party.

Notwithstanding the foregoing, the provisions relating to the payment of bonuses and expenses accrued through the date of termination, the status of SGA as an independent contractor and the limitation on to whom SGA shall owe any duties will survive any such termination, and any such termination shall not affect the Company’s obligations under the indemnification agreement. SGA will be entitled to the bonuses set forth above in the event that at any time prior to the earlier of the termination of this letter and the expiration of SGA's consulting agreement hereunder a Financing is consummated and the investor and its affiliates is on a list of potential investors provided to the Company by SGA at the time of termination or expiration and SGA had made efforts that led to an investment on behalf of the Company with respect to such investor(s) prior to termination or expiration, as appropriate. Further, in the event that a Financing or M&A transaction is completed with an investor, on the list described above, with respect to which SGA had made efforts that led directly to an investment or other substantive effort before such termination or expiration, whichever is earlier, SGA will be entitled to compensation on those investors (but only for the amount purchased by such investors) for a period of 12 months after the termination or expiration date, as applicable.

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This Agreement (including the attached indemnification) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect such provision in any other respect, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania applicable to contracts executed in and to be performed in that state.

This Agreement sets forth the entire agreement with respect to the consulting agreement of SGA by the Company, including the bonuses and warrants payable as a result of such engagement.

Please confirm that the foregoing correctly sets forth our agreement by signing and returning to SGA the duplicate copy of this Agreement, the indemnification agreement attached hereto as Exhibit A.

By: /s/ Vikram Grover

Vikram Grover

Chairman and Chief Executive Officer Bio-Path Holdings, Inc.

By: /s/ Robert Boyle

Robert Boyle

Managing Member

Steel Giants Advisors LLC

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EXHIBIT A - INDEMNIFICATION

This Exhibit A is a part of and is incorporated into that certain letter agreement, October 24, 2025 (the "Agreement"), by and between BIO-PATH HOLDINGS, INC. and its subsidiaries and affiliates, and STEEL GIANTS ADVISORS LLC (the “Consultant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings provided in the Agreement.

The Company agrees to indemnify and hold harmless the Consultant (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of the Director, Strategic Planning, its affiliates and each such controlling person (the Director, Strategic Planning, and each such entity or person. an "Indemnified Person") from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the "Liabilities"), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the "Expenses") as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation, whether or not any Indemnified Person is a party thereto (collectively, the "Actions"), (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any offering documents prepared by the Company (including any amendments thereof and supplements thereto) (the "Offer Documents") or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in the Offer Documents) or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted primarily from such Indemnified Person's (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Securities in the Transaction which were not authorized for such use by the Company and which use constitutes negligence, bad faith or willful misconduct. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under the Agreement, which includes this Exhibit A.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under the Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Director, Strategic Planning, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Director, Strategic Planning, which counsel may also be counsel to the Company. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named

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parties to any such Action (including any impeded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Company from representing both the Company (or another client of such counsel) and any Indemnified Person; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Director, Strategic Planning (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with the Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to the Director, Strategic Planning and any other Indemnified Person, on the other hand, of the matters contemplated by the Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Director, Strategic Planning and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Director, Strategic Planning pursuant to the Agreement. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to the Director, Strategic Planning on the other hand, of the matters contemplated by the Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company in the transaction or transactions that are within the scope of the Agreement, whether or not any such transaction is consummated, bears to (b) the bonuses paid to the Director, Strategic Planning under the Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act of 1933, as amended, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to the Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that have resulted primarily from such Indemnified Person's gross negligence, bad faith or willful misconduct in connection with any such advice, actions, inactions or services.

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The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of the Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, the Agreement.

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